CONSENT OF HAROLD Y. SPECTOR
                               INDEPENDENT AUDITOR



I consent to the use of my reports dated as follows, included herein and to the reference made to me.:

1. Financial statements of Circle Group Internet, Inc. as of December 31, 1998 and 1997, dated June 30, 1999 (except for Notes 1 and 3, the date is October 6, 1999, and Notes 2, 4, 6 and 8, the date is November 24,
         1999)

2. Financial Statements of Hos-Pillow Corporation, as of December 31, 1998 and 1997, dated June 4, 1999.

I consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of my name as it appears under the caption "Experts."

/s/ Harold Y. Spector, CPA
Pasadena, California
December 7, 1999